Exhibit 99.1

TenX Keane Acquisition Announces Extension of the Deadline for an Initial Business Combination

New York, NY, July 18, 2023 (GLOBE NEWSWIRE) – TenX Keane Acquisition (the “Company”) (NASDAQ: TENKU) today announced that, in order to extend the date by which the Company must complete its initial business combination from July 18, 2023 to October 18, 2023, the Company has deposited into its trust account (the “Trust Account”) an aggregate of $660,000 (the “Extension Fee”), representing $0.10 per public share of the Company. The payment for such Extension Fee was made by 10XYZ Holdings LP, the sponsor of the Company (the “Sponsor”), which was evidenced by an unsecured promissory note issued by the Company to the Sponsor.

This press release shall not constitute an offer to sell or a solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About TenX Keane Acquisition

TenX Keane Acquisition is a blank check company, also commonly referred to as a special purpose acquisition company, or SPAC, formed for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses or entities.

Forward-Looking Statements

This press release contains statements that constitute “forward-looking statements,” including with respect to the separation and trading of the Company’s securities and search for an initial business combination. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of TenX Keane Acquisition, including those set forth in the Risk Factors section of TenX Keane Acquisition’s Annual Report on Form 10-K and its Quarterly Reports on Form 10-Q filed with the SEC. Copies are available on the SEC’s website, www.sec.gov. TenX Keane Acquisition undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Contact Information:

Taylor Zhang

Chief Financial Officer

Email: target@tenxkeane.com

Tel: (347) 627-0058